Exhibit 10.15

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into on February 16, 2021, (the “Effective Date”) among PMC FINANCIAL SERVICES GROUP, LLC (“Seller”), and THE REAL GOOD FOOD COMPANY LLC, a California limited liability company (the “Buyer”).

This Agreement is entered into with reference to the following facts:

A.    SSRE Holdings, LLC (“Borrower”) and Seller previously entered into (i) that certain Loan and Security Agreement, August 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), (ii) the Schedule to Loan and Security Agreement between SSRE Holdings, LLC and PMC dated August 31, 2020 (“Schedule”), and (iii) the other “Loan Documents” (as defined in the Loan Agreement). Terms defined in the Loan Agreement shall have the same meaning when used herein unless specifically defined herein.

B.    Borrower has defaulted on all of their presently outstanding obligations owing to Seller (the “Obligations”), including, but not limited to, the Obligations arising under or pursuant to the Loan Agreement. Seller has declared the Obligations to be immediately due and owing. Seller has a security interest in substantially all of the assets of Borrower. The assets of Borrower that are subject to the security interests that have been granted to Seller include the assets located at 18901 Railroad Street, in the City of Industry, County of Los Angeles, State of California (the “Premises”) and described in Exhibit A attached hereto and made a part hereof by this reference (collectively, the “Sale Assets”). As of the date of this Agreement, Seller has the immediate right to exercise all of its rights and remedies against the Borrower and to enforce its security interest in the Sale Assets, and to sell the Sale Assets to Buyer hereunder.

C.    Any sale of the Sale Assets must be concluded immediately, because Borrower does not have the ability to continue in business and the Sale Assets may lose value. Buyer and Seller each believes that the best price and terms reasonably obtainable for a sale of the Sale Assets are those described herein, taking into account the expectation that substantially less would be received for the Sale Asset if there are significant time delays in selling the Sale Assets.

Now, therefore, the parties agree as follows:

1.    Sale of Sale Assets.

1.1    Sale and Delivery. At a closing (“Closing”) held at 5:00 pm on February 16, 2021, Seller sold to the Buyer, in a private sale under Section 9610 of the California Commercial Code, and the Buyer purchased from Seller, the Sale Assets. The Sale Assets consist of the following:

A.    Equipment listed on Exhibit A (collectively, the “Equipment”);

B.    Accounts receivable listed on Exhibit A (collectively, the “Accounts”); and

C.    Inventory and the related general intangibles listed on Exhibit A (collectively referred to as the “Inventory”).

1.2    Cash and Non-Recourse Portions of Purchase Price.

A.    The sale of the Equipment is for cash payable at Closing. The sale of the Accounts and Inventory is on a non-recourse basis. The net proceeds attributable to the Accounts and Inventory that are collected by Buyer or Seller shall be applied to the portion of the Purchase Price (as defined below) that is allocated to the Accounts and Inventory as set forth in Section 1.3 below.

B.    Buyer’s sole obligation with respect to the Purchase Price allocated to the Accounts and Inventory shall be to remit to Seller all net proceeds received by Buyer with respect to the Accounts and Inventory. In this connection, (i) all proceeds shall first go to offset any payables of SSRE owed to Buyer, including any post-Closing payables related to SSRE finished goods manufactured by Buyer on behalf of SSRE post-Closing; (ii) proceeds of Accounts shall be first applied to any reasonable collection expenses incurred by Buyer in connection with the collection of the Accounts and the balance shall be remitted to Seller, (iii) proceeds of Inventory in excess of the Purchase Price allocated to such Inventory shall be retained by Buyer and the balance shall be remitted Seller (for the avoidance of doubt, the amount in excess of the Purchase Price allocated to an item of Inventory (the Purchase Price for an item of Inventory is based on the cost of such item of Inventory set forth on Exhibit 1.2B) attached hereto that is received by Buyer from the sale of such Inventory to a customer shall be retained by Buyer), (iv) to the extent the total amount received by Seller from the net proceeds of all Accounts and Inventory are less than the Purchase Price allocated to such Accounts and Inventory (such difference is the “Shortfall”), Buyer shall not be liable to Seller for such Shortfall.

1.3    Purchase Price. The purchase price (the “Purchase Price”) for the Sale Assets is Six Million Five Hundred Twenty Five Thousand and 00/100 Dollars ($6,525,000) and is allocated as follows:

A.    $4,500,000 for the Equipment.

B.    $1,062,500 for the Accounts.

C.    $962,500 for the Inventory.

1.4    Payment of the Purchase Price.

A.    At Closing, Buyer shall make payment of $4,500,000 of the Purchase Price (which shall be allocated to the purchase of the Equipment) pursuant to the following wire instructions:

Wells Fargo Bank, N.A.

420 Montgomery Street

San Francisco, CA 94104

Wire Routing Transit Number: 121000248

Beneficiary Account Number (BNF): [***]

Beneficiary Account Name: PMC FINANCIAL SERVICES GROUP

B.    Following the Closing, Buyer shall remit to Seller all net proceeds received by Buyer from the collection of Accounts or from the sale of the Inventory (proceeds of Inventory shall be subject to the provisions of Section 1.2B above).

1.5    Security Interest. In order to secure the payment of the Purchase Price, Buyer hereby grants to Seller a security interest in the Sale Assets.

2.    Delivery of Sale Assets.

2.1    Seller agrees to execute and deliver to Buyer, upon Buyer’s written request, such further instruments of assignment as may be reasonably necessary to pass to Buyer title to the Sale Assets consistent with this Agreement. Within thirty (30) days following the Closing, Buyer and Seller shall cooperate in the preparation of a written confirmation of the Equipment and Inventory actually located on the Premises, as well as the Accounts outstanding as of the Closing.

2.2    The Purchase Price shall be adjusted to the extent the actual amount Equipment, Inventory and/or Accounts is different from the amount used in calculating the Purchase Price allocated to Equipment, Inventory and Accounts, as applicable.

2.3    To the extent the Purchase Price for the Equipment exceeds the actual amount that is confirmed to be located on the Premises, Seller shall refund the such excess to Buyer. Settlements under this Section 2.3 shall occur with five (5) business days following the completion of the determination of the necessary adjustments to the Purchase Price.

2.4    To the extent the Purchase Price for the Inventory and/or Accounts exceeds or is less than the actual amount Inventory that is confirmed to be located on the Premises or the amount of outstanding Accounts as of the Closing, as applicable, the Purchase Price allocated to Inventory shall be promptly adjusted to take into account the amount of such difference.

3.    Limited Warranty of Title. Seller represents and warrants that (i) Seller has a perfected security interest in the Sale Assets to the extent a security interest in the Sale Assets can be perfected by the filing of a Uniform Commercial Financing Statement (Form UCC-1) in the office of the California Secretary of State, (ii) Seller has the immediate right to exercise all of its rights and remedies against Borrower and to enforce its security interest in the Sale Assets, and (iii) Seller is conveying to Buyer all of the right, title and interest of the Borrower (to the extent applicable) in the Sale Assets, free and clear of all liens, security interests and encumbrances which are junior and subordinate to the security interests of Seller in the Sale Assets. In this connection, no warranty is made, or defense will be given, as to any claims or liens of contractors with statutory liens or proprietary rights under applicable federal, state or other law.

4.    Sale As Is, Where Is. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SALE ASSETS ARE BEING SOLD AND PURCHASED AS IS, WHERE IS, AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND THERE IS NO WARRANTY RELATING TO TITLE, POSSESSION, QUIET ENJOYMENT, OR THE LIKE IN THIS SALE TRANSACTION). Without limiting the generality of the foregoing, except for Buyer’s representations, warranties and covenants set forth in this Agreement, Buyer acknowledges that Buyer is not relying on any other representation or warranty of Seller, express or implied. Buyer shall be responsible for obtaining physical possession of the Sale Assets from Borrower.

5.    Indemnification by Buyer.

5.1    In order to induce Seller to sell the Sale Assets pursuant to this Agreement, Buyer agrees that it will indemnify Seller against, and hold it harmless from, any claims, demands, causes of actions and liabilities asserted against Seller in connection with the Sale Assets that accrue as a result of Buyer’s actions after the Closing (any such claim, demand, cause of action or liability subject to the foregoing indemnity by Buyer shall be referred to herein as a “Buyer Indemnification Claim”).

5.2    Buyer’s obligation to indemnify Seller shall be subject to the following terms and conditions:

A.    Within thirty (30) days following Seller’s receipt of notice of any Buyer Indemnification Claim, Seller shall notify Buyer in writing of such Buyer Indemnification Claim. Upon receipt of such notice, Buyer shall undertake defense of the Buyer Indemnification Claim and Buyer shall confirm to Seller in writing that Buyer accepts defense of the Buyer Indemnification Claim.

B.    If Buyer fails to notify Seller in writing within ten (10) days following Buyer’s receipt of a written notice of a Buyer Indemnification Claim, then Seller shall be entitled to undertake defense of the Buyer Indemnification Claim and Buyer shall reimburse Seller on demand for all costs, fees and expenses incurred by Seller in connection with such defense of the Buyer Indemnification Claim. However, Buyer shall have a right to take over defense of the Buyer Indemnification Claim, at Buyer’s sole cost and expense, by delivering written notice to Seller to that effect. Seller agrees to cooperate with the transition of the defense of the Buyer Indemnification Claim to Buyer.

6.    Indemnification by Seller.

6.1    In order to induce Buyer to purchase the Sale Assets pursuant to this Agreement, Seller agrees that it will indemnify Buyer against, and hold it harmless from, any claims, demands, causes of actions and liabilities asserted against Buyer by Borrower in connection with Buyer’s purchase of the Sale Assets (any such claim, demand, cause of action or liability subject to the foregoing indemnity by Seller shall be referred to herein as a “Seller Indemnification Claim”)

6.2    Seller’s obligation to indemnify Buyer shall be subject to the following terms and conditions:

A.    Within thirty (30) days following Buyer’s receipt of notice of any Seller Indemnification Claim, Buyer shall notify Seller in writing of such Seller Indemnification Claim. Upon receipt of such notice, Seller shall undertake defense of the Seller Indemnification Claim and Seller shall confirm to Buyer in writing that Seller accepts defense of the Seller Indemnification Claim.

B.    If Seller fails to notify Buyer in writing within ten (10) days following Seller’s receipt of a written notice of a Seller Indemnification Claim, then Buyer shall be entitled to undertake defense of the Seller Indemnification Claim and Seller shall reimburse Buyer on demand for all costs, fees and expenses incurred by Buyer in connection with such defense of the Seller Indemnification Claim. However, Seller shall have a right to take over defense of the Seller Indemnification Claim, at Buyer’s sole cost and expense, by delivering written notice to Buyer to that effect. Buyer agrees to cooperate with the transition of the defense of the Seller Indemnification Claim to Seller.

7.    Conditions Precedent. As conditions precedent to the effectiveness of this Agreement, the following are to be delivered to the designated party:

7.1    Buyer shall deliver to Seller a certified copy of its organizational resolutions authorizing the transactions contemplated by this Agreement.

7.2    Buyer shall have paid to Seller the cash portion of the Purchase Price for the Equipment.

8.    Due Organization and Authorization. Buyer represents and warrants that (i) Buyer is duly existing and in good standing in the State of California, and (ii) the execution, delivery and performance of this Agreement have been duly authorized, and do not conflict with Buyer’s formation documents, nor constitute an event of default under any material agreement by which Buyer is bound.

9.    Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, or by email (and if by email, sent concurrently by one of the other methods provided herein), addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one business day following delivery to the private delivery service, or two business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by email.

If to Seller:	PMC Financial Services Group, LLC 3816 E. La Palma Ave. Anaheim, CA 92807 Attn.: Walter E. Buttkus III E-mail: [***]

If to Buyer:	The Real Good Food Company LLC 111 N. Artsakh Ave #201 Glendale, CA 91205 Attn.: Bryan Freeman email: [***]

10.    Integration: Amendment. This Agreement sets forth in full the terms of the agreement between Seller and Buyer with respect to the subject matter hereof and is intended as the full, complete and exclusive contract governing the agreement between Seller and Buyer regarding the subject hereof. This Agreement supersedes all prior discussions, promises, representations, warranties, agreements and understandings between Seller and Buyer regarding the subject hereof. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought. No course of dealing between the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used or be relevant to supplement, explain or modify any term or provision of this Agreement or any supplement or amendment thereto.

11.    General. Any waiver of any breach of this Agreement in a particular instance shall not operate as a waiver of subsequent breaches of the same or a different kind. Any party’s exercise or failure to exercise any rights under this Agreement in a particular instance shall not operate as a waiver of the party’s right to exercise the same or different rights in subsequent instances. Nothing herein constitutes a waiver of any of Seller’s rights and remedies against the Borrower or any other person, firm or corporation. In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its reasonable costs and expenses (including without limitation reasonable attorneys fees) from the non-prevailing party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Buyer may not assign or transfer any rights hereunder, nor delegate any duties hereunder, without the prior written consent of Seller. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person other than Seller and Buyer. There are no third party beneficiaries of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect. The headings in this Agreement are solely for convenience and shall be given no effect in the construction or interpretation of this Agreement. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same agreement. Time is of the essence in the performance of the obligations of the parties hereunder. The Recitals at the beginning of this Agreement are hereby incorporated herein and are part of this Agreement.

12.    JUDICIAL REFERENCE. ALL CLAIMS, CAUSES OF ACTION OR OTHER DISPUTES CONCERNING THIS AGREEMENT AND ANY DOCUMENTS EXECUTED IN CONNECTION HEREWITH (COLLECTIVELY, “CLAIMS” AND INDIVIDUALLY, A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE PARTIES SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION. THE REFEREE SHALL DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, LEGALITY AND ENFORCEABILITY OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT ONE CONSEQUENCE OF A REFERENCE IS THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

13.    Governing Law. This Agreement is being entered into in the State of California. This Agreement shall be governed by the internal laws (and not the conflict of laws rules) of the State of California.

In witness whereof, the parties have executed this Agreement as of the date first set forth above.

PMC FINANCIAL SERVICES GROUP, LLC

By: /s/ Walter E. Buttkus, III
Name: Walter E. Buttkus, III
Title: President

THE REAL GOOD FOOD COMPANY LLC

By: /s/ Bryan Freeman
Name: Bryan Freeman
Title: Chairman

Exhibit A

Sale Assets

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Exhibit A